Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AGREEMENT made the day 17th of February, 2005, effective as of January 1, 2005, by and between KINRO TEXAS LIMITED PARTNERSHIP (the “Company”) and DAVID L. WEBSTER (the “Executive”).

WITNESSETH:

WHEREAS, Kinro, Inc. (“Kinro”), the indirect parent of the Company, and the Executive entered into an Employment Agreement, effective as of January 1, 1996 (the “1996 Agreement”), which was approved by the stockholders of Drew Industries Incorporated (“Drew”), the ultimate parent of the Company, and

WHEREAS, the 1996 Agreement was amended and restated by an agreement effective as of September 1, 1999 (the “1999 Agreement”) including an amended incentive compensation plan approved by the stockholders of Drew; and

WHEREAS, in 2002, the stockholders of Drew approved Drew’s 2002 Equity Award and Incentive Plan that modified the Company’s performance-based incentive compensation program; and

WHEREAS, the Executive is and has been Chairman, President, Chief Executive Officer of the Company; and

WHEREAS, it is in the best interests of the Company to assure the continued relationship between the Executive and the Company; and

WHEREAS, the Company and the Executive desire to restate and amend the 1999 Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

FIRST: The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, as Chairman, President and Chief Executive Officer of the Company or in such other office or capacity with the Company, or any subsidiary or affiliate of the Company, of substantially equivalent responsibility, dignity and function as the Board of Directors of the Company may direct, under the terms and conditions of this Agreement. The Executive agrees to continue to devote substantially all of his time, attention, skills and efforts to the performance of his duties on behalf of the Company, and its subsidiaries and affiliates, at the principal executive offices of the Company in the State of Texas; provided, however, that the Executive shall at no time be required to change his residence without his consent.

SECOND: The term of this Agreement shall commence as of January 1, 2005 and shall terminate on December 31, 2007 (the “Initial Term”); provided, however, that unless this Agreement is terminated by the Executive or the Company by written notice sent not less than one hundred twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, this Agreement shall automatically renew for a term of one (1) year from the immediately preceding expiration date (a “Renewal Term”).

THIRD: During the term of this Agreement, the Executive shall exert his best efforts, and, subject to the terms and provisions hereof, shall devote substantially all of his business time and attention to the business and affairs of the Company, and its subsidiaries and affiliates, and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the Company as determined from time to time by the Board of Directors and the shareholder of the Company, and shall perform such services as the Board of Directors may from time to time direct consistent with this Agreement.

FOURTH: The Company agrees to pay the Executive for his services to the Company a salary at the rate of not less than Four Hundred Thousand ($400,000) Dollars per annum, payable according to the customary payroll practice of the Company.

FIFTH: Subject to the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, in addition to the salary provided for in paragraph FOURTH hereof, the Executive shall be entitled to receive for the years ending December 31, 2005, 2006 and 2007, performance-based incentive compensation (the “Bonus”) equal to five (5%) percent of the amount by which the annual consolidated Operating Profit (as herein defined) of Kinro, including the Better Bath division, exceeds Seven Million Five Hundred Twenty Two Thousand ($7,522,000) Dollars. For purposes of this Agreement “Operating Profit” means the consolidated earnings of Kinro, before interest and taxes (without deduction for costs of parent-company administration or amortization of goodwill, provided, however, that if, after the date hereof, Kinro or the Company acquire additional business operations, the performance goals pursuant to which any Bonus is paid for the Initial Term or any Renewal Term may be modified upon agreement between the Executive and the Company).

SIXTH: Nothing in this Agreement, nor any fixing of compensation in the form of salary, deferred compensation, securities or otherwise, shall prevent the Compensation Committee of the Board of Directors of Drew from granting to the Executive (i) payments pursuant to Drew’s discretionary retirement bonus program, and (ii) additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

SEVENTH: The Executive and his family shall continue to receive medical coverage at least equivalent, in nature and extent, to the medical coverage presently in effect, and such other reasonable benefits which he has received from the Company prior to the date hereof.

The Executive agrees to have an annual comprehensive physical examination at the expense of the Company.

The Executive shall be eligible to participate in any pension, retirement or profit-sharing plan adopted by the Company for the benefit of its executives. The Executive shall also be entitled to a vacation in each year during the term hereof of not less than three weeks.

The Company agrees to maintain disability insurance providing for periodic payments (not less frequently than monthly) to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year, and up to $240,000 per year if available at reasonable cost to the Company. The Executive shall have the right to elect payment of premiums for such insurance to be made either by the Company on behalf of the Executive, or directly by the Executive. Such disability payments shall commence ninety (90) days after the commencement of disability and shall continue for the maximum available term after the commencement of disability.

During the period of employment hereunder, the Company, at its expense, will make available to the Executive an automobile, together with gasoline credit cards, to be used in connection with the business of the Company. The Company will pay for all maintenance and parking of such automobile.

EIGHTH: All travel and other expenses incident to the rendering of services by the Executive hereunder will be paid by the Company. If any such expenses are paid in the first instance by the Executive, the Company will reimburse him therefor on presentation of expense vouchers.

NINTH: If, on account of physical or mental disability, the Executive shall fail or be unable to fully perform this Agreement for a continuous period of six (6) months during the Initial Term or any Renewal Term, the Company may, at its option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement. Notwithstanding termination of employment as aforesaid, the Company shall (i) continue to make salary payments to the Executive in an amount equal to the difference between the salary provided for in Paragraph FOURTH of this Agreement and the disability payments received by the Executive pursuant to paragraph SEVENTH of this Agreement for a period ending on the first to occur of (A) six (6) months from said date of termination or (B) the expiration of the Initial Tern or any Renewal Term; and (ii) pay the Bonus to the Executive proportionately with respect to the period prior to the date of termination.

In the event of the death of the Executive during the term hereof, the term of this Agreement shall terminate on the date of death. In such case, the Company shall continue to pay to the heir or designee of the Executive (i) the salary payments provided for in Paragraph FOURTH hereof which the Executive would have been entitled to receive for a period ending on the first to occur of (A) six (6) months from the date of death of the Executive, or (B) the expiration of the Initial Term or any Renewal Term, (ii) the Bonus, proportionately, with respect to the period prior to the date of termination.

The Company agrees to maintain, at no cost to the Executive, a term life or whole life insurance policy or policies on the life of the Executive during the period of employment hereunder providing death benefits of at least $500,000, the proceeds of which insurance shall be payable to beneficiaries designated by the Executive.

The Company shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Executive in the event that (i) the Executive has committed a willful material breach of the terms of this Agreement, or (ii) the Executive is convicted of any crime involving moral turpitude. In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement.

TENTH: During the Initial Term and any Renewal Term, and for a period of eighteen (18) months thereafter, the Executive shall not (i) directly or indirectly, undertake or perform any services in or for any other enterprises that may or would interfere with the due performance of his duties hereunder, nor (ii) divulge to any person, firm, company or other entity any information with respect to the business of the Company or its affiliates or subsidiaries that he may acquire in connection with the performance of his duties hereunder or may have acquired prior hereto, including, but not limited to, production methods, manufacturing methods, arrangements or processes, sales methods or arrangements, customer’s lists, technical data, know-how and other information, whether or not commonly regarded as proprietary information or trade secrets. For the purposes hereof, a business shall be deemed competitive if it is conducted in any geographic market area in which the Company or its affiliates or subsidiaries is engaged in business and involves the sale or distribution of any products or services sold or offered by the Company or its affiliates or subsidiaries or any products or services similar to, or derived from, the products or services sold or offered by the Company or its affiliates or subsidiaries.

The Executive agrees that during the Initial Term and any Renewal Term, and for a period of eighteen (18) months thereafter, he shall not directly or indirectly engage in any business which is competitive with the business of the Company or its affiliates or subsidiaries. For the purposes hereof, a business shall be deemed competitive if it is conducted in any geographic market area in which the Company or its affiliates or subsidiaries is engaged in business and involves the sale or distribution of any products or service sold or offered by the Company or its affiliates or subsidiaries, or any products or services similar to, or derived from, the products or services sold or offered by the Company or its affiliates or subsidiaries on the date of such termination; and the Executive shall be deemed directly or indirectly to engage in such business if he participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock. The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and does not represent in excess of one (1%) per cent of the outstanding securities of said class.

ELEVENTH: : All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with provision hereof:

To the Company:	Kinro Texas Limited Partnership

c/o Drew Industries Incorporated

200 Mamaroneck Avenue

White Plains, New York 10601

To the Executive:	David L. Webster

3112 Collard Road

Arlington, Texas 76017

TWELFTH: This Agreement constitutes the whole Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto. This Agreement shall supersede all other Employment Agreements between the Executive and the Company.

THIRTEENTH: This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

FOURTEENTH: This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Company or by the merger or consolidation of the Company with or into another Company.

IN WITNESS WHEREOF, the Company has caused these presents to be signed by its duly authorized officer, and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand the day and year first above written.

ATTEST:	KINRO TEXAS LIMITED PARTNERSHIP

/s/ Fredric M. Zinn	By: /s/ Leigh J Abrams

WITNESS:

/s/ Stephanie W. Todd	/s/ David L. Webster
David L. Webster

Guarantee

Each of the undersigned entities hereby jointly and severally guarantees the full and prompt payment and performance by Kinro Texas Limited Partnership of the foregoing Amended and Restated Employment Agreement.

Dated:	February 17, 2005

Kinro, Inc.

Kinro Manufacturing, Inc.

Kinro Tennessee Limited Partnership

By:   /s/ Leigh J. Abrams, VP

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